Exhibit 99

                                Press Release

                                    Dated

                                July 27, 2000





















                         Press Release

Today's date: July 27, 2000                       Contact: Bill W. Taylor
Release date: Immediately                         E.V.P., C.F.O.
                                                  (903) 586-9861

         JACKSONVILLE BANCORP, INC. ANNOUNCES THIRD QUARTER EARNINGS

     Jacksonville, Texas, July 27, 2000 - Jacksonville Bancorp, Inc., (NASDAQ:
JXVL) the holding company of Jacksonville Savings Bank, SSB of Jacksonville, Texas, today reported net income of $904,000 or $.47 per share basic and $.46 per share diluted, for the three months ended June 30, 2000. This compares to $947,000 or $ .43 per share basic and $ .42 per share diluted, for the comparable period ended June 30, 1999.

     Net earnings for the nine months ended June 30, 2000 was $2.6 million, or $1.33 per share basic and $1.30 per share diluted, compared to $2.7 million or $1.21 per share basic and $1.17 per share diluted for the nine months ended June 30, 1999.

     Net interest income after provisions for losses on loans totaled $2.6 million for the quarter ended June 30, 2000, compared to $2.5 million for the comparable period in 1999. According to Jerry Chancellor, President and C.E.O., the increase in net interest income was primarily due to increased earnings from a larger loans receivable portfolio partially offset by increases in total interest expense.

     Non-interest income increased from $390,000 to $393,000 for the three month periods ended June 30, 1999 and 2000, respectively, while non-interest expense increased $159,000 for the respective periods to $1.6 million at June 30, 2000, primarily due to the cost of staffing and other expenses associated with the opening of a second branch in Tyler, Texas.

     Jacksonville's stockholders' equity at June 30, 2000 totaled $33.6 million compared to $34.2 million at September 30, 1999. During fiscal year, 2000 Jacksonville has repurchased 172,500 shares of stock bringing the total treasury shares to 668,260.

     At June 30, 2000 Jacksonville had assets of $298.7 million and liabilities and deferred income of $265.1 million.

      Jacksonville Bancorp, Inc's wholly owned subsidiary, Jacksonville Savings Bank, SSB, operates from its headquarters in Jacksonville, Texas, and through its branch office network in Tyler (2), Palestine, Athens, Longview (2), and Rusk, Texas.